Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Doug Guarino, Director of Corporate Relations (781) 647-3900
Alere Inc. Announces Commencement of Consent Solicitations Related to its 9.0% Senior Subordinated Notes due 2016, 8.625% Senior Subordinated Notes due 2018 and 7.875% Senior Notes due 2016.
WALTHAM, Mass., May 31, 2011 — Alere Inc. (NYSE: ALR) (the “Company”) announced today that it has commenced certain consent solicitations relating to its 9.0% Senior Subordinated Notes due 2016 (the “9.0% Notes”), 8.625% Senior Subordinated Notes due 2018 (the “8.625% Notes”) and 7.875% Senior Notes due 2016 (the “7.875% Notes,” and, together with the 9.0% Notes and the 8.625% Notes, the “Notes”). The consent solicitations solicit the consents of the requisite holders of the Notes as of the applicable record dates set forth in the solicitation documents (the “Solicitation Documents”) in relation to certain amendments of the indentures governing the Notes (together, the “Proposed Modifications”).
The primary purpose of the Proposed Modifications is to amend the covenants in the indentures entitled “Limitations on Restricted Payments” in order to permit the Company to repurchase equity interests in the Company from time to time for aggregate cash consideration of up to $200.0 million. The permission created by the proposed amendments would be in addition to all other existing permissions and exceptions under the restricted payments and other restrictive covenants in the respective indentures, which permissions and exceptions will remain in place, will not be reduced by the proposed amendments, will continue to be calculated in the same manner and, where applicable, may increase in accordance with their terms.
The Board of Directors of the Company has authorized the repurchase of up to an additional $200.0 million of it equity interests, including shares of its Series B Convertible Perpetual Preferred Stock and/or Common Stock, subject to approval and effectiveness of the proposed amendments and obtaining necessary authorizations from its senior secured lenders. The repurchases may occur or commence immediately after the proposed amendments take effect, or they may occur or commence at a later date. The terms of any repurchase will be determined by the Company in its sole discretion, subject to applicable legal requirements. The Company intends to pay for the repurchases with existing cash and/or the proceeds of additional borrowings, including additional borrowings under senior secured loan arrangements.
Between January 1, 2011 and the date hereof, the Company has repurchased 333,788 shares of its Series B Convertible Perpetual Preferred Stock (“Series B Preferred Stock”) for aggregate consideration of $92.4 million and 16,700 shares of its Common Stock for aggregate consideration of $0.6 million pursuant to previously announced repurchase plans authorizing aggregate repurchases of up to $100 million in equity interests.
The implementation of the Proposed Modifications is subject to the valid delivery of consents by holders of the Notes (as of the relevant record dates) with respect to a majority of the outstanding principal amount of the 9.0% Notes, the 8.625% Notes and the 7.875% Notes, respectively, as well as the other conditions set forth in the Solicitation Documents. If these conditions are satisfied or waived, and the Proposed Modifications are implemented, the Company will make consent payments to holders who have validly delivered and not validly revoked their consents on or before the applicable expiration date. In addition, in certain circumstances, the Company will pay a lesser fee to certain non-consenting holders of the Notes. The maximum aggregate fees that may become payable to holders of the Notes in connection with these consent solicitations will be equal to 1.75% of the aggregate principal amount of the Notes.
The solicitations of consents are scheduled to end at 5:00 p.m., New York City time, on June 7, 2011, unless extended or earlier terminated.
Jefferies & Company, Inc. is acting as the solicitation agent and i-Deal LLC is acting as the information and tabulation agent in connection with the consent solicitations. Additional information concerning the terms of the consent solicitations and copies of the Solicitation Documents may be obtained by holders of Notes as of the applicable record dates from the information and tabulation agent. The information and tabulation agent may be contacted at (888) 593-9546 (toll free) or (212) 849-5000.
This press release shall not constitute a solicitation of consents with respect to the Notes. The consent solicitation may only be made in accordance with and subject to the terms and conditions specified in the Solicitation Documents, which more fully set forth the terms and conditions of the consent solicitations.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected timing of the completion of the consent solicitations and possible future repurchases by the Company of its equity securities. These statements reflect Alere’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results, activities and events may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions and closing conditions. The Company undertakes no obligation to update any forward-looking statements contained herein.